StemCells, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results and Provides
Business Update

Conference Call to be Hosted March 16, 2015 at 4:30 p.m. EDT (1:30 PM PDT)

NEWARK, CA, March 16, 2015 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics for diseases of the central nervous system, today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2014.

“We achieved three significant clinical translation milestones in 2014: the completion of enrollment in two Phase I/II studies and initiation of the first of two planned, multicenter Phase II proof of concept studies using our proprietary human neural stem cell platform,” said Martin McGlynn, President and CEO of StemCells, Inc. “The first of the Phase I/II studies is in thoracic spinal cord injury and the second in dry age-related macular degeneration. The goal of the first Phase II study, known as the Pathway Study™ is to evaluate the ability of the cells to restore motor function to the upper extremities in cervical spinal cord injuries. We will shortly initiate a controlled proof-of-concept Phase II study in geographic atrophy of dry age related macular degeneration, the most advanced form of the disease and a leading cause of blindness in the elderly.”

2014 and Recent Highlights

Clinical Activities

Spinal Cord Injury (SCI)

•	In April 2014, we completed enrollment in our Phase I/II clinical trial in spinal cord injury. The multi-national, open-label, Phase I/II trial is evaluating both safety and preliminary efficacy of our proprietary HuCNS-SC® platform technology as a treatment for chronic spinal cord injury. The trial enrolled twelve subjects with chest-level injury to the spinal cord. The trial enrolled seven patients with complete paralysis, no motor or sensory function below the point of injury, classified as complete (AIS A), according to the American Spinal Injury Association Impairment Scale, and five patients with no motor function and limited sensory function below the point of injury, classified as incomplete (AIS B). Interim data showed measurable gains involving multiple sensory modalities and segments in half of the subjects, two of whom converted from complete injury (AIS A) to incomplete injury (AIS B). Final (top line) results are expected to be released mid-2015.

•	In October 2014, we initiated our Pathway StudyTM, a Phase II proof-of-concept clinical trial using our proprietary HuCNS-SC cells for the treatment of cervical spinal cord injury. The Pathway Study is the first clinical study designed to evaluate both the safety and efficacy of transplanting stem cells into patients with traumatic injury to the cervical spinal cord. The trial will be conducted as a randomized, controlled, single-blind study and efficacy will be primarily measured by assessing motor function according to the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI). The primary efficacy outcome will focus on change in upper extremity strength as measured in the hands, arms, and shoulders. The trial will follow the subjects for one year from the time of enrollment.

•	In December 2014, we transplanted the first subject in our Phase II Pathway Study assessing the efficacy of our proprietary HuCNS-SC cells for the treatment of cervical spinal cord injury.

Dry Age Related Macular Degeneration (AMD)

•	In February 2014, we completed enrollment of the first of two planned patient cohorts in our clinical trial of our proprietary HuCNS-SC product candidate for AMD. This first cohort consists of eight subjects, four of whom each received 200,000 cells and four of whom each received 1,000,000 cells. This first cohort enrolled subjects with best-corrected visual acuity (BCVA), as determined by the Electronic Early Treatment Diabetic Retinopathy Study (E-ETDRS) acuity test, of less than or equal to 20/400 in the study eye. The last patient in this cohort was transplanted at the Byers Eye Institute at Stanford.

•	In June 2014, we reported positive interim results in the first cohort of our 16-patient Phase I/II clinical trial for geographic atrophy of AMD at the 12th Annual Meeting of the International Society for Stem Cell Research in Vancouver, Canada. Based on positive interim results, we closed enrollment of the second cohort in this clinical trial after enrollment of the 15th subject, in order to focus our efforts on a follow-on Phase II proof-of-concept study. The first interim results for the Phase I/II trial, reported in June 2014, based on four subjects with twelve months of data following transplant showed considerable reduction in the rate of geographic atrophy in the study eye as compared to the control eye. In addition to these initial efficacy findings, the Phase I/II trial has also demonstrated a favorable safety profile for our proprietary HuCNS-SC cells as a treatment for dry AMD. Final results from this landmark study are expected to be released mid-2015.

Other Business Activities

•	In June 2014, we strengthened our senior executive team. Stephen Huhn, M.D., F.A.C.S., F.A.A.P. was promoted to the newly created position of vice president, CNS clinical research and chief medical officer. Joel Naor, M.D., M.B.A., M.Sc., was hired as vice president, clinical development, ophthalmology; Naymisha Patel was hired as vice president, quality systems; and Mohammad A. El-Kalay, Ph.D. was hired as vice president, process development.

•	We raised gross proceeds of $20,000,000 through the sale of 11,299,435 units to two institutional biotechnology investors, at an offering price of $1.77 per unit. Each unit consists of one share of our common stock and a warrant to purchase 0.85 of a share of our common stock. The warrants are exercisable six months from the date of issuance at an exercise price of $2.17. The Warrants are non-transferable and will expire thirteen months from the date of issuance. Should the warrants be exercised they would bring in approximately $20 million.

•	We appointed Alan Trounson, Ph.D., to our Board of Directors. Dr. Trounson most recently served as President of The California Institute for Regenerative Medicine (CIRM), the largest scientific funding body for stem cell research in the world.

•	The Company held its first “Investor and Analyst Day,” in New York City November 20, 2014. The agenda included a keynote by Company founder Irving Weissman, a stem cells science overview by Executive Vice President of Scientific and Strategic Alliances Ann Tsukamoto, and updates on our clinical programs presented by Vice President of CNS Clinical Research and Chief Medical Officer Stephen Huhn, Vice President of Clinical Development in Ophthalmology Joel Naor, and Principal Investigators Raphael Guzman M.D. and Richard Rosen M.D.

Fourth Quarter and Full-Year Financial Results

In the fourth quarter of 2014, we sold and completed the wind down of our subsidiary’s (Stem Cell Sciences UK Limited) operations in Cambridge, UK, which includes the SC Proven® reagent and cell culture business. We classified the historical results of this component as discontinued operations in our Consolidated Statement of Operations. At December 31, 2014, the remaining assets and liabilities of the discontinued operations included in our Consolidated Balance Sheets are not significant. From the sale and wind-down of our SC Proven reagent and cell culture business, we received approximately $800,000 for certain business intellectual property rights, trade mark, records and licenses. For the disposal of these assets, we recorded a net loss on disposal of assets of approximately $111,000 in our Consolidated Statement of Operations. As a result of the disposition, we are no longer engaged in the business of marketing and selling specialized cell culture products and antibody reagents through the SC Proven product line.

For the fourth quarter of 2014, the Company reported a net loss of $10,108,000 from continuing operations and a net loss of $141,000 from discontinued operations for a total net loss of $10,249,000 or $(0.15) per share. In comparison, for the fourth quarter of 2013, the Company reported a net loss of $6,848,000 from continuing operations and a net loss of $115,000 from discontinued operations for a total net loss of $6,963,000, or $(0.13) per share.

Excluding certain non-cash charges associated with stock based compensation, depreciation and amortization, impairment of intangible assets and changes in the fair value of our warrant liability, for the fourth quarter of 2014, the Company reported a non-GAAP net loss of $9,330,000 or $(0.14) per share. In comparison, for the fourth quarter of 2013, the Company reported a non-GAAP net loss of $8,887,000 or $(0.16) per share. Management believes that these non-GAAP financial measures provide important insight into our operational results.

Total revenue from continuing operations during the fourth quarter of 2014 was $883,000, compared to $45,000 in the same period of 2013. Revenue from continuing operations is primarily from royalties and milestone payments received under various licensing agreements. The increase in 2014 was primarily attributable to a milestone payment of approximately$500,000 received under a licensing agreement with ReNeuron Ltd. and a licensing fee of approximately $400,000 in connection with our divestiture of the SC Proven business entered into with Takara Bio Inc. a publicly traded Japanese company.

Total operating expenses from continuing operations in the fourth quarter of 2014 were $10,612,000, compared to $9,341,000 in the fourth quarter of 2013. The increased operating expenses were primarily attributable to the initiation of our Phase II controlled efficacy studies in SCI and expenses incurred to strengthen our product development and clinical operations capabilities.

Other expense, net in the fourth quarter of 2014 was $379,000, compared to other income, net of $2,448,000 in the fourth quarter of 2013. In the fourth quarter of 2014, as part of our strategy to focus on our clinical operations, we wrote-off approximately $2,440,000 in goodwill and other intangible assets related to our discontinued SC Proven business and other technology not related to our therapeutic product development programs. Other income, net in the fourth quarter of 2013 was primarily due to changes in the estimated fair value of our warrant liability.

For the full year 2014, the Company reported a net loss of $32,741,000, or $(0.53) per share, compared with a net loss of $26,439,000, or $(0.61) per share, for 2013.

Excluding certain non-cash charges associated with stock based compensation, depreciation and amortization, impairment of intangible assets and changes in the fair value of our warrant liability, for the full year 2014, the Company reported a non-GAAP net loss of $29,381,000 or $(0.48) per share. In comparison, for the fourth quarter of 2013, the Company reported a non-GAAP net loss of $26,024,000 or $(0.60) per share. The approximately $3,400,000 increase is primarily associated with increased levels of clinical activity. Management believes that these non-GAAP financial measures provide important insight into our operational results.

Total revenue from continuing operations in 2014 was $1,012,000 compared to $172,000 for 2013. The increase in 2014 was primarily attributable to a milestone payment of approximately $500,000 received under a licensing agreement with ReNeuron Ltd. and a licensing fee of approximately $400,000 in connection with our divestiture of the SC Proven business entered into with Takara Bio Inc., a publicly traded Japanese company.

Total operating expenses in 2014 were $31,922,000, a 13% increase compared to $28,265,000 in 2013. The increased operating expenses in 2014 reflects expenses to complete enrollment in our Phase I/II clinical trials for both SCI and AMD; expenses to initiate and dose the first patient in our Phase II controlled efficacy studies in SCI and expenses incurred to strengthen our product development and clinical operations capabilities.

Net other income / expense in 2014 was a net other expense of $1,351,000, while in 2013, it was net other income of $2,106,000. 2014 includes a non-cash expense of $2.4 million in the fourth quarter for the impairment of intangible assets. Other income, net in the fourth quarter of 2013 was primarily due to changes in the estimated fair value of our warrant liability.

For the full year 2014, cash used in operations totaled $27,352,000, compared to $23,322,000 in 2013.

At December 31, 2014, cash and cash equivalents totaled $24,988,000, which is 18% lower than the aggregate of cash and cash equivalents at December 31, 2013.

Conference Call

StemCells will host a live conference call and webcast on Monday, March 16, 2015 at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at:

http://edge.media-server.com/m/p/asjrw2p9/lan/en

An archived version of the webcast will be available for replay on our website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its platform technology, HuCNS-SC® (purified human neural stem cells) as a potential treatment for disorders of the central nervous system (CNS). Interim data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) shows measurable gains involving multiple sensory modalities and segments, including the conversion of 2 of 7 patients enrolled in the study with complete injuries (AIS A) converting to incomplete injuries (AIS B), post-transplant. Enrollment has recently commenced in the Company’s Phase II clinical trial in cervical SCI. StemCells, Inc. has also completed enrollment and treatment in its Phase I/II clinical trial in geographic atrophy of age-related macular degeneration (GA-AMD), the most severe form of dry AMD, which is the leading cause of blindness in the elderly. Interim results for those subjects with twelve months duration following transplantation of HuCNS-SC cells into the eye, the Company reported a 70 percent reduction in the rate of disease progression as compared to the control (untreated) eye and a 65 percent reduction in the rate of disease progression as compared to the expected natural history of the disease. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; and the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainties about the Company’s ability to secure funding from any governmental agency; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31
	2014	2013	2014	2013
Revenue:
Revenue from licensing agreements and grants	$883	$45	$1,012	$172
Operating expenses:
Research and development	6,637	5,642	21,503	19,369
Selling, general and administrative	3,975	3,699	10,419	8,834
Wind-down expenses	—	—	—	62

Total operating expenses	10,612	9,341	31,922	28,265

Loss from operations	(9,729)	(9,296)	(30,910)	(28,093)

Other income (expense):
Change in fair value of warrant liability	2,327	2,828	2,422	3,253
Impairment of goodwill and other intangible assets	(2,440)	—	(2,440)	—
Interest expense, net	(258)	(379)	(1,287)	(1,155)
Other income (expense), net	(8)	(1)	(46)	8
Total other income (expense), net	(379)	2,448	(1,351)	2,106

Net loss from continuing operations	(10,108)	(6,848)	(32,261)	(25,987)

Discontinued operations:
Net loss from discontinued operations	(30)	(115)	(369)	(452)
Net loss from disposal of assets	(111)	—	(111)	—

Net loss from discontinued operations	(141)	(115)	(480)	(452)

Net loss	$(10,249)	$(6,963)	$(32,741)	$(26,439)

Basic and diluted net loss per share
Net loss from continuing operations	$(0.15)	$(.13)	$(0.52)	$(0.60)
Net loss from discontinued operations	(0.00)	(0.00)	(0.01)	(0.01)

Net loss per share	$(0.15)	$(0.13)	$(0.53)	$(0.61)
Shares used to compute basic and diluted loss per share	68,724,947	54,206,907	61,612,957	43,422,001

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2014	December 31, 2013
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$24,988	$30,585
Other current assets	1,520	1,255

Total current assets	26,508	31,840
Property, plant and equipment, net	5,187	5,305
Goodwill and other intangible assets, net	357	3,975
Other assets, non-current	375	437

Total assets	$32,427	$41,557

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Loan payable net of discount, current	$4,686	$3,664
Other current liabilities	6,811	5,468
Fair value of warrant liability	1,685	5,542
Loan payable net of discount, non-current	10,334	9,245
Other non-current liabilities	3,040	2,684
Stockholders’ equity	5,871	14,954

Total liabilities and stockholders’ equity	$32,427	$41,557

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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StemCells, Inc.
Reconciliation of GAAP to NON-GAAP Net Loss
(in thousands)

	Three months ended		Twelve months ended
	December 31		December 31
	2014	2013	2014	2013
GAAP net loss as per our condensed consolidated statement of operations	$(10,249)	$(6,963)	$(32,741)	$(26,439)
Non GAAP adjustments:
Stock-based compensation	491	576	2,035	2,609
Depreciation and amortization	315	328	1,307	1,059
Impairment or intangible assets	2,440	—	2,440	—
Change in fair value of warrant liability	(2,327)	(2,828)	(2,422)	(3,253)

Net GAAP net loss	$(9,330)	$(8,887)	$(29,381)	$(26,024)

Non-GAAP basic and diluted net loss per share	$(0.14)	$(0.16)	$(0.48)	$(0.60)

Shares used to compute basic and diluted loss per share	68,724,947	54,206,907	61,612,957	43,422,001

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. StemCells, Inc. believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of StemCells, Inc.’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operation results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators StemCells, Inc. management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

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